Exhibit 10.23

Director Compensation

Each non-employee director of the Company shall receive for calendar year 2025 an annual retainer fee of $200,000, payable $100,000 in cash, quarterly in arrears, and $100,000 in restricted stock units generally to be awarded on the day of the 2024 annual meeting of shareholders subject to vesting on the date of the following year's annual meeting of shareholders (at the completion of the directors' elected terms). Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $90,000 for the Chair of the Board of Directors; (ii) $17,500 for the Chair of the Audit Committee, (iii) $12,500 for the Chair of the Compensation and Management Development Committee, and (iv) $10,000 for the Chair of the Corporate Governance Committee.